Exhibit 99.1

Shareholder Relations                 NEWS RELEASE
288 Union Street,
Rockland, MA 02370

INDEPENDENT BANK CORP. REPORTS FIRST QUARTER NET INCOME OF $20.7 MILLION
Solid Performance Marked by Continued Loan and Core Deposit Growth

Rockland, Massachusetts (April 20, 2017) Independent Bank Corp. (Nasdaq Global Select Market: INDB), parent of Rockland Trust Company, today announced 2017 first quarter net income of $20.7 million, or $0.76 per diluted share, compared to $17.2 million, or $0.64 per diluted share, reported in the prior quarter. The first quarter and prior quarter net income include merger and acquisition expenses, which the Company considers to be noncore. When excluding these items and their related tax impact, net income for the first quarter was $21.1 million, or $0.78 on an adjusted diluted earnings per share basis, versus $20.2 million, or $0.76 per diluted share in the prior quarter.

“During the first quarter of 2017 Rockland Trust continued to steadily grow loans and deposits,” said Christopher Oddleifson, the President and Chief Executive Officer of Independent Bank Corp. and the Chief Executive Officer of Rockland Trust. “Our wealth management business also continued its steady progress, as the Rockland Trust Investment Management Group achieved a new record level of $3.0 billion of assets under administration at quarter end. We are preparing for the anticipated acquisition of The Edgartown National Bank in the near future, and look forward to welcoming new customers and colleagues on Martha's Vineyard to Rockland Trust prior to the summer. 2017 is off to a very good start.”

BALANCE SHEET

Total assets of $7.7 billion at March 31, 2017 increased by $28.7 million, or 0.4%, from the prior quarter and by $548.8 million, or 7.6%, as compared to the year ago period.

Total loans grew in the first quarter by $64.8 million, or 4.4% on an annualized basis, and increased by $475.1 million, or 8.5%, when compared to the year ago period. The current quarter increase was driven by solid loan growth in both the total commercial and consumer real estate portfolios. The increase versus the year ago period reflects both organic growth and the inclusion of New England Bancorp ("NEB"), the parent company of The Bank of Cape Cod, which was acquired in the fourth quarter of 2016. Reflecting the healthy local economy, the combined commercial real estate and construction portfolios rose by 6.4% annualized in the current quarter along with 12.1% annualized growth in the small business category. Continued strong marketing efforts and increased demand for jumbo products drove strong home equity and residential closings. As a result, the home equity portfolio increased by $20.6 million, or 8.5% on an annualized basis, during the first quarter, and the residential mortgage portfolio increased by $9.6 million, or 6.0% on an annualized basis, in the first quarter. Prepayment activity also slowed across most portfolios in the first quarter.

Total deposits increased in the first quarter by $58.4 million, or 3.7%, on an annualized basis,and increased by $475.4 million, or 7.9%, when compared to the year ago period. In addition to the impact of the NEB acquisition during the fourth quarter of 2016, the Company's deposit growth continues to be fueled organically with core deposits, which increased by $87.8 million in the first quarter and represented 90.4% of total deposits at March 31, 2017. The total cost of deposits increased modestly by 1 basis point to 0.18% for the quarter.

The securities portfolio increased by $53.7 million from the prior quarter due to $83.6 million in purchases of agency mortgage-backed securities, partially offset by paydowns on existing securities. The higher yield curve during the first quarter was viewed as an opportunity to profitably deploy some excess liquidity. Total securities of $905.2 million comprised 11.7% of total assets of the Company at March 31, 2017.

The Company's total borrowings remained relatively consistent versus year end levels, with the exception of a seasonal decline in customer repurchase agreement balances. However, the cost of borrowings notably declined during the quarter as a result of the Company replacing a $50 million maturing interest rate swap on certain junior subordinated debentures with a new, lower fixed-rate swap, as well as the repricing of $5.9 million of other junior subordinated debentures at a lower variable rate during March. Both of these factors helped contribute to an overall reduction of approximately $436,000 in interest expense from borrowings in the first quarter when compared to the prior quarter.

Stockholders' equity at March 31, 2017 rose to $877.5 million, an increase of 1.5% from December 31, 2016, due primarily to continued strong earnings retention, and increased by 11.3% when compared to the year ago period inclusive of the fourth quarter 2016 NEB acquisition. Book value per share increased $0.42, or 1.3%, during the first quarter compared to the prior quarter, and the Company's ratio of common equity to assets of 11.34% increased 12 basis points from the prior quarter end and 38 basis points from the same period a year ago. The Company's tangible book value per share rose by $0.47, or 2.0%, in the first quarter compared to the fourth quarter. The Company's ratio of tangible common equity to tangible assets of 8.62% at March 31, 2017 represents an increase of 15 basis points from the prior quarter. The latter measure also increased 37 basis points from the same period a year ago despite the increased goodwill recognized with the NEB acquisition.

NET INTEREST INCOME

Net interest income for the first quarter was $60.2 million, representing a $1.4 million, or 2.5%, increase over the prior quarter which was mainly attributable to higher levels of interest-earning assets combined with a much higher net interest margin. The Company’s net interest margin increased by 15 basis points from the prior quarter to 3.51%, driven primarily by increased market rates on short-term indexed assets, lower borrowing costs, and the reinvestment of excess liquidity.

NONINTEREST INCOME

Noninterest income totaled $18.9 million in the first quarter, which represents a $2.9 million, or 13.1%, decrease from the prior quarter. Significant changes in noninterest income in the first quarter compared to the prior quarter included the following:

•	Deposit account fees and interchange and ATM fees decreased by $367,000, or 4.2%, driven mainly by seasonality.

•
Investment management income remained consistent with the prior quarter, reflecting higher revenues from the management of assets under administration, which grew 4.2% to $3.0 billion as of March 31, 2017, offset by a decline in retail commissions.

•
Mortgage banking income decreased by $1.2 million, or 55.5%, driven largely by a decrease in sold loan volume, combined with an impairment recovery in the prior quarter on the Company's mortgage servicing asset.

•	The decrease in cash surrender value of life insurance policies of $145,000, or 13.1%, was due to annual dividend income that was received during the fourth quarter.

•	Loan level derivative income decreased by $922,000, or 60.3%, due to less customer demand in the first quarter compared to the linked quarter.

•
Other noninterest income decreased $215,000, or 8.5%, mainly due to a decrease in certain loan fees, capital gain distributions received on equity securities, and checkbook fees, partially offset by a gain on sale of loans.

NONINTEREST EXPENSE

The Company recorded noninterest expense of $48.8 million during the first quarter, which represents a $2.9 million, or 5.6%, decrease from the prior quarter. Significant changes in noninterest expense in the first quarter compared to the prior quarter included the following:

•
Salaries and employee benefits expense increased by $1.2 million, or 4.6%, due primarily to seasonal increases in payroll taxes and medical insurance along with the inclusion of NEB personnel for a full quarter. This was offset partially by decreases in incentive compensation and certain retirement plan expenses.

•
Occupancy and equipment expenses increased by $218,000, or 3.7%, mainly due to increased snow removal costs, partially offset by a decrease in depreciation which was accelerated in the fourth quarter due to a branch closing.

•	Data processing and facilities management expense increased by $128,000, or 11.2%, due primarily to timing of transactional credits and statement rendering costs.

•
Merger and acquisition costs amounted to $484,000 for the first quarter as compared to $4.8 million in the prior quarter. The first quarter expense primarily relates to the pending acquisition of Island Bancorp, Inc., which is expected to close in the second quarter of 2017. The majority of the prior quarter expenses related to compensation and severance agreements, as well as legal and consulting fees associated with the fourth quarter closing of the NEB acquisition.

•
Other noninterest expense decreased by $240,000, or 2.0%, driven primarily by decreases in consultant fees, mortgage operations expense, and lower loan work out costs, partially offset by increases in advertising, postage, internet banking, legal, software maintenance, and higher provisions for unfunded commitments.

The Company generated a return on average assets and a return on average common equity of 1.10% and 9.59%, respectively, in the first quarter, as compared to 0.89% and 8.07%, respectively, for the prior quarter. On an operating basis, the Company generated a return on average assets and return on average common equity of 1.12% and 9.74%, respectively, in the first quarter, as compared to 1.05% and 9.51%, respectively, for the prior quarter.

The Company's tax rate for the first quarter was 30.3% as compared to 30.9% in the prior quarter. This quarter's tax rate was impacted by new accounting guidance that went into effect in 2017. This guidance requires that the excess tax benefit associated with stock compensation transactions be recorded through earnings as a discrete item within the Company's effective tax rate during the period of the transaction, as opposed to prior year treatment which required recognition of the excess tax benefit through additional paid in capital. The Company's effective tax rate without these discrete items, which totaled approximately $920,000, would have been 33.4%, reflecting the Company's reduced levels of new market tax credits as compared to the prior year. While a majority of tax events related to stock compensation occur within the first quarter, these events will continue to impact the tax rate in future quarters, as applicable.

ASSET QUALITY

During the first quarter, the Company recorded total net recoveries of $152,000, or 0.01% of average loans on an annualized basis, compared to net charge-offs of $639,000 in the prior quarter. The provision for loan losses decreased to $600,000 for the first quarter of 2017 versus $4.0 million in the fourth quarter of 2016, primarily due to a $3.6 million specific loan loss reserve for one large commercial relationship which was placed on nonaccrual status in the fourth quarter of 2016 and remains in workout status. Nonperforming loans decreased to $55.1 million, or 0.91% of loans, at March 31, 2017 from $57.4 million, or 0.96% of loans, at December 31, 2016. Total nonperforming assets decreased to $58.5 million at the end of the first quarter, as compared to $61.6 million at the end of the prior quarter. Delinquency as a percentage of loans increased to 0.58% at March 31, 2017 compared to 0.33% at December 31, 2016, representing the movement of the aforementioned large commercial relationship from current to delinquent status.

The allowance for loan losses was $62.3 million at March 31, 2017, as compared to $61.6 million at December 31, 2016. The Company’s allowance for loan losses as a percentage of loans was 1.03% at both March 31, 2017 and December 31, 2016, respectively.

CONFERENCE CALL INFORMATION

Christopher Oddleifson, Chief Executive Officer and Robert Cozzone, Chief Financial Officer will host a conference call to discuss first quarter earnings at 10:00 a.m. Eastern Time on Friday, April 21, 2017. Internet access to the call is available on the Company’s website at www.rocklandtrust.com or via telephonic access by dial-in at 1-888-336-7153 reference: INDB. A replay of the call will be available by calling 1-877-344-7529, Replay Conference Number: 10104817 and will be available through May 5, 2017. Additionally, a webcast replay will be available until April 21, 2018.

ABOUT INDEPENDENT BANK CORP.
Independent Bank Corp. has approximately $7.7 billion in assets and is the holding company for Rockland Trust Company, a full-service commercial bank headquartered in Massachusetts. Rockland Trust offers a wide range of banking, investment, and insurance services to businesses and individuals through retail branches, commercial lending offices, investment management offices, and residential lending centers located in Eastern Massachusetts and Rhode Island, as well as through telephone banking, mobile banking, and the Internet. Rockland Trust is an FDIC Member and an Equal Housing Lender. To find out why Rockland Trust is the bank “Where Each Relationship Matters ®”, please visit www.rocklandtrust.com.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. These statements may be identified by such forward-looking terminology as “expect,” “achieve,” “plan,” “believe,” “future,” “positioned,” “continued,” “will,” “would,” “potential,” or similar statements or variations of such terms. Actual results may differ from those contemplated by these forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	a weakening in the United States economy in general and the regional and local economies within the New England region and the Company’s market area;

•	adverse changes in the local real estate market;

•	adverse changes in asset quality including an unanticipated credit deterioration in our loan portfolio including those related to one or more large commercial relationships;

•	acquisitions may not produce results at levels or within time frames originally anticipated and may result in unforeseen integration issues or impairment of goodwill and/or other intangibles;

•	changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	higher than expected tax expense, resulting from failure to comply with general tax laws, changes in tax laws, or failure to comply with requirements of the federal New Markets Tax Credit program;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	unexpected increased competition in the Company’s market area;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	a deterioration in the conditions of the securities markets;

•	a deterioration of the credit rating for U.S. long-term sovereign debt;

•	our inability to adapt to changes in information technology;

•	electronic fraudulent activity within the financial services industry, especially in the commercial banking sector;

•	adverse changes in consumer spending and savings habits;

•	failure to consummate or delay in consummating the acquisition of Island Bancorp, Inc., which is subject to certain standard conditions, including receipt of required regulatory approvals;

•	the inability to realize expected revenue synergies from merger transactions in the amounts or in the timeframe anticipated;

•	inability to retain customers and employees, including those of previous mergers;

•	the effect of laws and regulations regarding the financial services industry including, but not limited to, the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) generally applicable to the Company’s business;

•
changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters;

•	cyber security attacks or intrusions that could adversely impact our businesses; and

•	other unexpected material adverse changes in our operations or earnings.

The Company wishes to caution readers not to place undue reliance on any forward-looking statements as the Company’s business and its forward-looking statements involve substantial known and unknown risks and uncertainties described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (“Risk Factors”). Except as required by law, the Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise. Any public statements or disclosures by the Company following this release which modify or impact any of the forward-looking statements contained in this release will be deemed to modify or supersede such statements in this release. In addition to the information set forth in this press release, you should carefully consider the Risk Factors.

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating earnings and operating EPS, tangible book value per share and the tangible common equity ratio, and return on average assets and return on average equity on an operating basis.

Operating earnings and operating EPS exclude items that management believes are unrelated to its core banking business such as gains or losses on the sales of securities, loss on extinguishment of debt, merger and acquisition expenses, and other items.  The Company’s management uses operating earnings and operating EPS to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such excluded gains or losses.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing stockholders' equity less goodwill and identifiable intangible assets, or "tangible common equity", by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by tangible assets), and with analysis of return on average assets and return on average common equity on an operating basis. The Company has included information on tangible book value per share, the tangible common equity ratio, and return on average assets and return on average common equity on an operating basis because management believes that investors may find it useful to have access to the same analytical tool used by management.  As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles.  Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be non-core and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating earnings, operating EPS, tangible book value per share, the tangible common equity ratio, and return on average assets and return on average equity on an operating basis are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Contacts:

Chris Oddleifson
President and Chief Executive Officer
(781) 982-6660

Robert Cozzone
Chief Financial Officer and Treasurer
(781) 982-6723

INDEPENDENT BANK CORP. FINANCIAL SUMMARY
CONSOLIDATED BALANCE SHEETS
(Unaudited dollars in thousands)				% Change	% Change
	March 31 2017	December 31 2016	March 31 2016	Mar 2017 vs.	Mar 2017 vs.
				Dec 2016	Mar 2016
Assets
Cash and due from banks	$94,662	$97,196	$83,345	(2.61)%	13.58%
Interest-earning deposits with banks	125,411	191,899	113,387	(34.65)%	10.60%
Securities
Securities - trading	1,289	804	763	60.32%	68.94%
Securities - available for sale	401,837	363,644	378,227	10.50%	6.24%
Securities - held to maturity	502,123	487,076	457,641	3.09%	9.72%
Total securities	905,249	851,524	836,631	6.31%	8.20%
Loans held for sale (at fair value)	3,398	6,139	7,588	(44.65)%	(55.22)%
Loans
Commercial and industrial	881,329	902,053	835,336	(2.30)%	5.51%
Commercial real estate	3,027,305	3,010,798	2,711,857	0.55%	11.63%
Commercial construction	356,173	320,391	357,867	11.17%	(0.47)%
Small business	126,374	122,726	103,323	2.97%	22.31%
Total commercial	4,391,181	4,355,968	4,008,383	0.81%	9.55%
Residential real estate	653,999	644,426	631,888	1.49%	3.50%
Home equity - first position	595,828	577,006	547,056	3.26%	8.92%
Home equity - subordinate positions	412,943	411,141	388,255	0.44%	6.36%
Total consumer real estate	1,662,770	1,632,573	1,567,199	1.85%	6.10%
Other consumer	10,415	11,064	13,649	(5.87)%	(23.69)%
Total loans	6,064,366	5,999,605	5,589,231	1.08%	8.50%
Less: allowance for loan losses	(62,318)	(61,566)	(56,432)	1.22%	10.43%
Net loans	6,002,048	5,938,039	5,532,799	1.08%	8.48%
Federal Home Loan Bank stock	11,497	11,497	11,807	—%	(2.63)%
Bank premises and equipment, net	82,027	78,480	76,692	4.52%	6.96%
Goodwill	221,526	221,526	201,083	—%	10.17%
Other intangible assets	9,087	9,848	11,135	(7.73)%	(18.39)%
Cash surrender value of life insurance policies	145,560	144,503	135,734	0.73%	7.24%
Other real estate owned and other foreclosed assets	3,404	4,173	1,720	(18.43)%	97.91%
Other assets	134,245	154,551	177,347	(13.14)%	(24.30)%
Total assets	$7,738,114	$7,709,375	$7,189,268	0.37%	7.63%
Liabilities and Stockholders' Equity
Deposits
Demand deposits	$2,043,359	$2,057,086	$1,840,186	(0.67)%	11.04%
Savings and interest checking accounts	2,542,667	2,469,237	2,374,264	2.97%	7.09%
Money market	1,268,796	1,236,778	1,123,600	2.59%	12.92%
Time certificates of deposit	615,852	649,152	657,197	(5.13)%	(6.29)%
Total deposits	6,470,674	6,412,253	5,995,247	0.91%	7.93%
Borrowings
Federal Home Loan Bank borrowings	50,811	50,819	50,840	(0.02)%	(0.06)%
Customer repurchase agreements and other short-term borrowings	145,772	176,913	134,568	(17.60)%	8.33%
Junior subordinated debentures, net	73,067	73,107	73,257	(0.05)%	(0.26)%
Subordinated debentures, net	34,647	34,635	34,600	0.03%	0.14%
Total borrowings	304,297	335,474	293,265	(9.29)%	3.76%
Total deposits and borrowings	6,774,971	6,747,727	6,288,512	0.40%	7.74%
Other liabilities	85,663	96,958	112,609	(11.65)%	(23.93)%

Total liabilities	6,860,634	6,844,685	6,401,121	0.23%	7.18%
Stockholders' equity
Common stock	269	268	261	0.37%	3.07%
Additional paid in capital	452,048	451,664	406,921	0.09%	11.09%
Retained earnings	425,802	414,095	379,153	2.83%	12.30%
Accumulated other comprehensive income (loss), net of tax	(639)	(1,337)	1,812	(52.21)%	(135.26)%
Total stockholders' equity	877,480	864,690	788,147	1.48%	11.33%
Total liabilities and stockholders' equity	$7,738,114	$7,709,375	$7,189,268	0.37%	7.63%

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited dollars in thousands, except per share data)
	Three Months Ended
				% Change	% Change
	March 31 2017	December 31 2016	March 31 2016	Mar 2017 vs.	Mar 2017 vs.
				Dec 2016	Mar 2016
Interest income
Interest on federal funds sold and short-term investments	$207	$423	$211	(51.1)%	(1.90)%
Interest and dividends on securities	5,393	5,379	5,229	0.26%	3.14%
Interest and fees on loans	58,793	57,561	54,269	2.14%	8.34%
Interest on loans held for sale	14	65	32	(78.46)%	(56.25)%
Total interest income	64,407	63,428	59,741	1.54%	7.81%
Interest expense
Interest on deposits	2,767	2,801	2,868	(1.21)%	(3.52)%
Interest on borrowings	1,440	1,875	1,982	(23.20)%	(27.35)%
Total interest expense	4,207	4,676	4,850	(10.03)%	(13.26)%
Net interest income	60,200	58,752	54,891	2.46%	9.67%
Provision for loan losses	600	4,000	525	(85.00)%	14.29%
Net interest income after provision for loan losses	59,600	54,752	54,366	8.85%	9.63%
Noninterest income
Deposit account fees	4,544	4,673	4,595	(2.76)%	(1.11)%
Interchange and ATM fees	3,922	4,160	3,724	(5.72)%	5.32%
Investment management	5,614	5,626	5,003	(0.21)%	12.21%
Mortgage banking income	957	2,149	1,132	(55.47)%	(15.46)%
Increase in cash surrender value of life insurance policies	964	1,109	1,014	(13.07)%	(4.93)%
Gain on sale of equity securities	4	1	—	300.00%	100.00%
Loan level derivative income	606	1,528	1,722	(60.34)%	(64.81)%
Other noninterest income	2,301	2,516	1,965	(8.55)%	17.10%
Total noninterest income	18,912	21,762	19,155	(13.10)%	(1.27)%
Noninterest expenses
Salaries and employee benefits	28,324	27,075	27,189	4.61%	4.17%
Occupancy and equipment expenses	6,158	5,940	5,827	3.67%	5.68%
Data processing and facilities management	1,272	1,144	1,206	11.19%	5.47%
FDIC assessment	783	725	1,010	8.00%	(22.48)%
Merger and acquisition expense	484	4,764	334	(89.84)%	44.91%
Loss on extinguishment of debt	—	—	437	n/a	(100.00)%
Loss on sale of equity securities	3	—	29	100.00%	(89.66)%
Other noninterest expenses	11,749	11,989	10,450	(2.00)%	12.43%
Total noninterest expenses	48,773	51,637	46,482	(5.55)%	4.93%
Income before income taxes	29,739	24,877	27,039	19.54%	9.99%
Provision for income taxes	9,014	7,698	8,428	17.10%	6.95%
Net Income	$20,725	$17,179	$18,611	20.64%	11.36%

Weighted average common shares (basic)	27,029,640	26,710,029	26,275,323
Common share equivalents	81,283	60,022	43,409
Weighted average common shares (diluted)	27,110,923	26,770,051	26,318,732

Basic earnings per share	$0.77	$0.64	$0.71	20.31%	8.45%
Diluted earnings per share	$0.76	$0.64	$0.71	18.75%	7.04%

Reconciliation of Net Income (GAAP) to Operating Earnings (Non-GAAP):
Net income	$20,725	$17,179	$18,611
Noninterest expense components
Add - loss on extinguishment of debt	—	—	437
Add - merger and acquisition expenses	484	4,764	334
Noncore items, gross	484	4,764	771
Less - net tax benefit associated with noncore items (1)	(153)	(1,702)	(315)
Noncore items, net of tax	331	3,062	456
Net operating earnings	$21,056	$20,241	$19,067	4.03%	10.43%

Diluted earnings per share, on an operating basis	$0.78	$0.76	$0.72	2.63%	8.33%
(1) The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company's combined marginal tax rate to only those items included in net taxable income.

Performance ratios
Net interest margin (FTE)	3.51%	3.36%	3.39%
Return on average assets GAAP (calculated by dividing net income by average assets)	1.10%	0.89%	1.04%
Return on average assets on an operating basis (calculated by dividing net operating earnings by average assets)	1.12%	1.05%	1.07%
Return on average common equity GAAP (calculated by dividing net income by average common equity)	9.59%	8.07%	9.52%
Return on average common equity on an operating basis (calculated by dividing net operating earnings by average common equity)	9.74%	9.51%	9.75%

ASSET QUALITY
(Unaudited dollars in thousands)	Nonperforming Assets At
	March 31 2017	December 31 2016	March 31 2016
Nonperforming loans
Commercial & industrial loans	$36,877	$37,455	$3,195
Commercial real estate loans	4,792	6,266	8,027
Small business loans	207	302	189
Residential real estate loans	7,139	7,782	7,510
Home equity	5,987	5,553	6,508
Other consumer	50	49	70
Total nonperforming loans	$55,052	$57,407	$25,499
Other real estate owned	3,404	4,173	1,720
Total nonperforming assets	$58,456	$61,580	$27,219

Nonperforming loans/gross loans	0.91%	0.96%	0.46%
Nonperforming assets/total assets	0.76%	0.80%	0.38%
Allowance for loan losses/nonperforming loans	113.20%	107.24%	221.31%
Gross loans/total deposits	93.72%	93.56%	93.23%
Allowance for loan losses/total loans	1.03%	1.03%	1.01%
Delinquent loans/total loans	0.58%	0.33%	0.54%

	Nonperforming Assets Reconciliation for the Three Months Ended
	March 31 2017	December 31 2016	March 31 2016

Nonperforming assets beginning balance	$61,580	$26,591	$29,849
New to nonperforming	3,948	37,639	3,159
Loans charged-off	(508)	(1,216)	(537)
Loans paid-off	(4,745)	(1,934)	(3,694)
Loans transferred to other real estate owned/other assets	(457)	(945)	(86)
Loans restored to performing status	(629)	(997)	(1,104)
New to other real estate owned	457	945	86
Acquired other real estate owned	—	2,100	—
Valuation write down	—	(48)	—
Sale of other real estate owned	(1,226)	(681)	(638)
Net capital improvements to other real estate owned	—	59	113
Other	36	67	71
Nonperforming assets ending balance	$58,456	$61,580	$27,219

	Net Charge-Offs (Recoveries)
	Three Months Ended
	March 31 2017	December 31 2016	March 31 2016
Net charge-offs (recoveries)
Commercial and industrial loans	$(187)	$553	$(136)
Commercial real estate loans	(31)	20	(189)
Small business loans	4	(36)	42
Residential real estate loans	11	(116)	19
Home equity	(62)	47	120
Other consumer	113	171	62
Total net charge-offs (recoveries)	$(152)	$639	$(82)

Net charge-offs (recoveries) to average loans (annualized)	(0.01)%	0.04%	(0.01)%

	Troubled Debt Restructurings At
	March 31 2017	December 31 2016	March 31 2016
Troubled debt restructurings on accrual status	$25,575	$27,093	$32,182
Troubled debt restructurings on nonaccrual status	5,439	5,199	4,368
Total troubled debt restructurings	$31,014	$32,292	$36,550

CAPITAL ADEQUACY
	March 31 2017	December 31 2016	March 31 2016
Common equity tier 1 capital ratio (1)	10.88%	10.82%	10.64%
Tier one leverage capital ratio (1)	9.92%	9.76%	9.53%
Common equity to assets ratio GAAP	11.34%	11.22%	10.96%
Tangible common equity to tangible assets ratio (2)	8.62%	8.47%	8.25%
Book value per share GAAP	$32.44	$32.02	$29.97
Tangible book value per share (2)	$23.92	$23.45	$21.90
(1) Estimated number for March 31, 2017.
(2) See Appendix A for detailed reconciliation from GAAP to Non-GAAP ratios.

INDEPENDENT BANK CORP. SUPPLEMENTAL FINANCIAL INFORMATION

(Unaudited - dollars in thousands)	Three Months Ended
	March 31, 2017			December 31, 2016			March 31, 2016
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate	Balance	Paid (1)	Rate
Interest-earning assets
Interest-earning deposits with banks, federal funds sold, and short term investments	$105,007	$207	0.80%	$307,677	$423	0.55%	$164,563	$211	0.52%
Securities
Securities - trading	999	—	—%	801	—	—%	420	—	—%
Securities - taxable investments	875,417	5,367	2.49%	831,141	5,351	2.56%	831,170	5,197	2.51%
Securities - nontaxable investments (1)	3,793	40	4.28%	4,274	43	4.00%	4,894	49	4.03%
Total securities	880,209	5,407	2.49%	836,216	5,394	2.57%	836,484	5,246	2.52%
Loans held for sale	2,725	14	2.08%	12,812	65	2.02%	4,246	32	3.03%
Loans
Commercial and industrial	880,765	8,642	3.98%	856,983	8,447	3.92%	831,349	7,972	3.86%
Commercial real estate (1)	3,029,344	30,215	4.05%	2,882,468	28,895	3.99%	2,659,591	26,770	4.05%
Commercial construction	331,285	3,577	4.38%	354,235	3,718	4.18%	379,860	3,819	4.04%
Small business	124,374	1,680	5.48%	117,131	1,609	5.46%	99,012	1,332	5.41%
Total commercial	4,365,768	44,114	4.10%	4,210,817	42,669	4.03%	3,969,812	39,893	4.04%
Residential real estate	643,672	6,099	3.84%	639,180	6,548	4.08%	633,590	6,381	4.05%
Home equity	996,940	8,708	3.54%	979,179	8,437	3.43%	930,579	8,031	3.47%
Total consumer real estate	1,640,612	14,807	3.66%	1,618,359	14,985	3.68%	1,564,169	14,412	3.71%
Other consumer	11,333	241	8.62%	12,370	261	8.39%	14,396	336	9.39%
Total loans	6,017,713	59,162	3.99%	5,841,546	57,915	3.94%	5,548,377	54,641	3.96%
Total interest-earning assets	$7,005,654	$64,790	3.75%	$6,998,251	$63,797	3.63%	$6,553,670	$60,130	3.69%
Cash and due from banks	94,955			92,836			85,792
Federal Home Loan Bank stock	13,108			12,507			13,599
Other assets	540,411			552,796			534,946
Total assets	$7,654,128			$7,656,390			$7,188,007
Interest-bearing liabilities
Deposits
Savings and interest checking accounts	$2,479,373	$763	0.12%	$2,436,751	$757	0.12%	$2,354,982	$883	0.15%
Money market	1,258,466	857	0.28%	1,239,411	825	0.26%	1,128,446	701	0.25%
Time deposits	634,947	1,147	0.73%	645,611	1,219	0.75%	670,393	1,284	0.77%
Total interest-bearing deposits	4,372,786	2,767	0.26%	4,321,773	2,801	0.26%	4,153,821	2,868	0.28%
Borrowings
Federal Home Loan Bank borrowings	66,556	403	2.46%	54,038	379	2.79%	80,991	490	2.43%
Customer repurchase agreements and other short-term borrowings	157,305	56	0.14%	162,885	59	0.14%	140,863	49	0.14%
Junior subordinated debentures	73,085	554	3.07%	73,132	1,011	5.50%	73,283	1,016	5.58%
Subordinated debentures	34,641	427	5.00%	34,629	427	4.91%	34,594	427	4.96%
Total borrowings	331,587	1,440	1.76%	324,684	1,876	2.30%	329,731	1,982	2.42%
Total interest-bearing liabilities	$4,704,373	$4,207	0.36%	$4,646,457	$4,677	0.40%	$4,483,552	$4,850	0.44%
Demand deposits	1,987,579			2,060,028			1,811,873
Other liabilities	85,691			103,144			106,281
Total liabilities	$6,777,643			$6,809,629			$6,401,706
Stockholders' equity	876,485			846,761			786,301
Total liabilities and stockholders' equity	$7,654,128			$7,656,390			$7,188,007

Net interest income		$60,583			$59,120			$55,280

Interest rate spread (2)			3.39%			3.23%			3.25%

Net interest margin (3)			3.51%			3.36%			3.39%

Supplemental Information
Total deposits, including demand deposits	$6,360,365	$2,767		$6,381,801	$2,801		$5,965,694	$2,868
Cost of total deposits			0.18%			0.17%			0.19%
Total funding liabilities, including demand deposits	$6,691,952	$4,207		$6,706,485	$4,677		$6,295,425	$4,850
Cost of total funding liabilities			0.25%			0.28%			0.31%

(1) The total amount of adjustment to present interest income and yield on a fully tax-equivalent basis is $383,000, $369,000, and $389,000 for the three months ended March 31, 2017, December 31, 2016, and March 31, 2016, respectively.
(2) Interest rate spread represents the difference between weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.

APPENDIX A

(Unaudited, dollars in thousands, except per share data)

The following table summarizes the calculation of the Company's tangible common equity ratio and tangible book value per share for the periods indicated:

	March 31 2017	December 31 2016	March 31 2016
Tangible common equity
Stockholders' equity (GAAP)	$877,480	$864,690	$788,147	(a)
Less: Goodwill and other intangibles	230,613	231,374	212,218
Tangible common equity	646,867	633,316	575,929	(b)
Tangible assets
Assets (GAAP)	7,738,114	7,709,375	7,189,268	(c)
Less: Goodwill and other intangibles	230,613	231,374	212,218
Tangible assets	$7,507,501	$7,478,001	$6,977,050	(d)

Common Shares	27,046,768	27,005,813	26,293,565	(e)

Common equity to assets ratio (GAAP)	11.34%	11.22%	10.96%	(a/c)
Tangible common equity to tangible assets ratio (Non-GAAP)	8.62%	8.47%	8.25%	(b/d)
Book value per share (GAAP)	$32.44	$32.02	$29.97	(a/e)
Tangible book value per share (Non-GAAP)	$23.92	$23.45	$21.90	(b/e)

APPENDIX B

(Unaudited, dollars in thousands)

The following table summarizes the impact of noncore items on of the Company's calculation of noninterest income and noninterest expense, as well as the impact of noncore items on noninterest income as a percentage of total revenue and the efficiency ratio for the periods indicated:

	Three Months Ended
	March 31 2017	December 31 2016	March 31 2016
Net interest income (GAAP)	$60,200	$58,752	$54,891	(a)

Noninterest income (GAAP)	$18,912	$21,762	$19,155	(b)
Noninterest income on an operating basis (Non-GAAP)	$18,912	$21,762	$19,155	(c)

Noninterest expense (GAAP)	$48,773	$51,637	$46,482	(d)
Less:
Loss on extinguishment of debt	—	—	437
Merger and acquisition expense	484	4,764	334
Noninterest expense on an operating basis (Non-GAAP)	$48,289	$46,873	$45,711	(e)

Total revenue (GAAP)	$79,112	$80,514	$74,046	(a+b)
Total operating revenue (Non-GAAP)	$79,112	$80,514	$74,046	(a+c)

Ratios
Noninterest income as a % of total revenue (GAAP based)	23.91%	27.03%	25.87%	(b/(a+b))
Noninterest income as a % of total revenue on an operating basis (Non-GAAP)	23.91%	27.03%	25.87%	(c/(a+c))
Efficiency ratio (GAAP based)	61.65%	64.13%	62.77%	(d/(a+b))
Efficiency ratio on an operating basis (Non-GAAP)	61.04%	58.22%	61.73%	(e/(a+c))